Exhibit 99.3








INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





January 29, 1999

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


ASSETS                                                   1998            1997

CASH AND CASH EQUIVALENTS                            $ 1,249,605     $ 1,378,138

ACCOUNTS RECEIVABLE (net of allowance of
  $255,409 in 1998 and $233,702 in 1997)                 205,323         152,950

PREPAID EXPENSES AND OTHER ASSETS                         21,505          17,052

INVESTMENT PROPERTY:
  Land                                                 2,618,857       2,618,857
  Buildings and improvements                          13,618,572      13,517,224
                                                     -----------     -----------

                                                      16,237,429      16,136,081
  Less accumulated depreciation                        4,691,263       4,194,255
                                                     -----------     -----------

                                                      11,546,166      11,941,826
  Investment property held for sale                    2,826,591       2,802,714
                                                     -----------     -----------

           Total investment property                  14,372,757      14,744,540

DEFERRED EXPENSES - At amortized cost                    280,805         271,024
                                                     -----------     -----------

TOTAL                                                $16,129,995     $16,563,704
                                                     ===========     ===========


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses              $   160,061     $   480,609
  Accrued real estate taxes                              499,728         556,902
  Refundable tenant deposits                             211,787         148,774
  Mortgage note payable                                6,995,876       7,096,532
                                                     -----------     -----------
     Total liabilities
                                                       7,867,452       8,282,817

PARTNERS' EQUITY                                       8,262,543       8,280,887
                                                     -----------     -----------
TOTAL                                                $16,129,995     $16,563,704
                                                     ===========     ===========

See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                               1998         1997         1996

REVENUES:
  Rental and other income                   $3,680,649   $3,355,159   $3,502,080
  Interest                                                    1,614        7,589
                                            ----------   ----------   ----------

          Total revenues
                                             3,680,649    3,356,773    3,509,669

EXPENSES:
  Interest                                     584,329      595,696      614,006
  Depreciation and amortization                755,447      670,997      652,940
  Real estate taxes                            534,592      597,849      754,649
  Property management fees - related party     215,198      201,992      211,474
  Repairs and maintenance                      334,606      293,264      306,146
  Professional services                        135,134      224,330      131,951
  Other operating expenses (includes
    $40,000 in each year to related party)     757,247      709,058      754,932
                                            ----------   ----------   ----------

          Total expenses                     3,316,553    3,293,186    3,426,098
                                            ----------   ----------   ----------

NET INCOME                                  $  364,096   $   63,587   $   83,571
                                            ==========   ==========   ==========

NET INCOME ALLOCATION:
  General partners                          $   21,480   $   12,529   $   12,729
  Limited partners                          $  342,616   $   51,058   $   70,842

LIMITED PARTNERS' DATA:
  Net income per unit                       $    17.83   $     2.66   $     3.69
                                            ==========   ==========   ==========

  Cash distributions - Investment
   income per unit                          $    17.83   $     2.66   $     3.69
                                            ==========   ==========   ==========

  Cash distributions - Return of
   capital per unit                         $     0.92   $     9.84   $     8.81
                                            ==========   ==========   ==========

  Weighted average limited
    partnership units outstanding               19,221       19,221       19,221
                                            ==========   ==========   ==========

See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                          Limited        General
                                          Partners       Partners       Total

BALANCE (DEFICIT), JANUARY 1, 1996      $ 8,770,185   $  (126,543)  $ 8,643,642

  Net income                                 70,842        12,729        83,571

  Cash distributions                       (240,263)      (14,683)     (254,946)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1996      8,600,764      (128,497)    8,472,267

  Net income                                 51,058        12,529        63,587

  Cash distributions                       (240,263)      (14,704)     (254,967)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997      8,411,559      (130,672)    8,280,887

  Net income                                342,616        21,480       364,096

  Cash distributions                       (360,394)      (22,046)     (382,440)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1998    $ 8,393,781   $  (131,238)  $ 8,262,543
                                        ===========   ===========   ===========

See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                              1998          1997         1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                              $   364,096  $    63,587  $    83,571
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Depreciation                            660,875      604,818      593,828
      Amortization of deferred expenses        94,572       66,179       59,112
      Net changes in accounts affecting
       operations:
        Accounts receivable                   (52,373)      66,705      100,860
        Prepaid expenses and other assets      (4,453)      (6,864)      (5,749)
        Deferred expenses                    (104,353)    (215,064)      38,465
        Accounts payable and accrued
         expenses                            (320,548)     377,278     (148,448)
        Accrued real estate taxes             (57,174)     (25,580)     (23,629)
        Refundable tenant deposits             63,013       23,748       12,992
                                          -----------  -----------  -----------

           Net cash provided by
            operating activities              643,655      954,807      711,002
                                          -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to investment property           (289,092)    (551,260)    (225,189)
                                          -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners             (382,440)    (254,967)    (254,946)
  Mortgage principal payments                (100,656)     (93,468)
                                          -----------  -----------  -----------
           Net cash used in financing
            activities                       (483,096)    (348,435)    (254,946)
                                          -----------  -----------  -----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                           (128,533)      55,112      230,867

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                   1,378,138    1,323,026    1,092,159
                                          -----------  -----------  -----------

CASH AND CASH EQUIVALENTS, END
  OF YEAR                                   1,249,605  $ 1,378,138  $ 1,323,026
                                          ===========  ===========  ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the
  year for interest                       $   537,963  $   609,879  $   599,823
                                          ===========  ===========  ===========

See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


1.   BUSINESS

     Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

     The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 8.5%, 5.6%, 28.5%, 19.2% and 38.2% of rental and other income, respectively, for the year ended December 31, 1998. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

     It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Prior to October 31, 1997, the corporate general partner was a partially-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $171,525 and $211,474 for the years ended December 31, 1997 and 1996, respectively. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997 and $40,000 in 1996 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

     On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. Property management fees paid to Nooney, Inc. were $215,198 and $30,467 for the years ended December 31, 1998 and 1997, respectively. Additionally, the Partnership paid Nooney, Inc. $40,000 in 1998 and $6,666 in 1997 as reimbursement for management services and indirect expenses in connection with the Partnership.

     Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

     Buildings and improvements are depreciated over 30 years using the straight-line method.

     Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1998, accounts receivable include approximately $121,500 ($47,000 in 1997) of accrued rent concessions which is not yet due under the terms of various lease agreements.

     Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

     Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners;
     (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

     In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1998, Partnership Management Fees totaling $316,180 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $316,180 is remote and therefore was not accrued on the balance sheet.

     For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

     Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

     The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

     Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

     The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.

3.   MORTGAGE NOTE PAYABLE

     Mortgage note payable as of December 31, 1998 and 1997, consists of the following:

                                                           1998        1997

       Note payable to bank, principal of $9,587,
        and interest due monthly at bank's prime
        rate (7.75% at December 31, 1998) plus .75%
        maturing December 28, 2002                      $6,995,876  $7,096,532
                                                        ==========  ==========


     The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,769,000 at December 31, 1998. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1998 and 1997, the Partnership decreased interest expense by approximately $64,000 and $60,000, respectively, from the compensating balance clause.

     Principal payments required during the next five years are as follows:

       1999                                                         $  115,044
       2000                                                            115,044
       2001                                                            132,000
       2002                                                          6,633,788
                                                                    ----------
           Total                                                    $6,995,876
                                                                    ==========

     In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1998 and 1997 are equal due to the adjustable rate feature of the note and the terms are consistent with those the Partnership could currently obtain.

4.   RENTAL REVENUES UNDER OPERATING LEASES

     Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1998 are as follows:

       1999                                                         $2,589,000
       2000                                                          1,909,000
       2001                                                          1,605,000
       2002                                                          1,227,000
       2003                                                            836,000
       Remainder                                                       288,000
                                                                    ----------
         Total                                                      $8,454,000
                                                                    ==========

     In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $61,000, $43,000 and $38,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

5.   FEDERAL INCOME TAX STATUS

     The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

     Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

     The comparison of financial statement and income tax reporting is as follows:

                                                     Financial        Income
                                                     Statement          Tax

       1998:
        Net income (loss)                           $  364,096     $    (5,791)
        Partners' equity                             8,262,543      13,324,011

       1997:
        Net income (loss)                           $   63,587     $    (8,137)
        Partners' equity                             8,280,887      13,712,242

       1996:
        Net income (loss)                           $   83,571     $  (265,962)
        Partners' equity                             8,472,267      13,975,346


6.   MAJOR TENANT

     A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1996 was derived from two major tenants whose rentals amounted to approximately $469,000 and $374,000 or 13.3% and 10.6%, respectively, of total revenues.

7.   BUSINESS SEGMENTS (in thousands)

     The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Executive Center, Northeast Commerce Center, and NorthCreek Office Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

(In thousands)                             1998           1997           1996

Revenues:
  Leawood Fountain Plaza               $     307.9   $     283.9   $     286.7
  Tower Industrial                           202.2         196.9         199.1
  Countryside Executive Center             1,025.4         905.8       1,069.0
  Northeast Commerce Center                  692.1         676.1         582.3
  NorthCreek Office Park                   1,377.3       1,303.8       1,387.8
                                       -----------   -----------   -----------
                                       $   3,604.9   $   3,366.5   $   3,524.9
                                       ===========   ===========   ===========

Operating profit:
  Leawood Fountain Plaza               $      43.6   $       20.0  $       8.5
  Tower Industrial                            93.5           90.4         90.0
  Countryside Executive Center                36.5          (69.5)       (18.5)
  Northeast Commerce Center                  (31.3)          50.4        (88.7)
  NorthCreek Office Park                     178.2           81.7        215.8
                                       -----------    -----------  -----------
                                       $     320.5    $     173.0  $     207.1
                                       ===========    ===========  ===========

Capital expenditures:
  Leawood Fountain Plaza               $      36.1    $      29.0  $      32.8
  Tower Industrial
  Countryside Executive Center               138.0          313.3        117.8
  Northeast Commerce Center                                  68.3         74.6
  NorthCreek Office Park                     115.0          140.7
                                       -----------    -----------  -----------
                                       $     289.1    $     551.3  $     255.2
                                       ===========    ===========  ===========

Depreciation and amortization:
  Leawood Fountain Plaza               $      90.8    $      91.4  $      93.7
  Tower Industrial                            41.6           41.6         41.6
  Countryside Executive Center               151.8           72.0         77.3
  Northeast Commerce Center                  265.4          245.2        177.5
  NorthCreek Office Park                     359.3          374.3        328.8
                                       -----------    -----------  -----------
                                       $     908.9    $     824.5  $     718.9
                                       ===========    ===========  ===========
Assets:
  Leawood Fountain Plaza               $   1,476.0    $   1,531.3
  Tower Industrial                           914.8          965.5
  Countryside Executive Center             8,653.8        8,623.5
  Northeast Commerce Center                4,606.2        4,929.7
  NorthCreek Office Park                   6,992.8        7,323.9
                                       -----------    -----------
                                       $  22,643.6    $  23,373.9
                                       ===========    ===========

     Reconciliations of segment data to the Partnership's consolidated data follow:

(In thousands)                                1998         1997         1996

Net income (loss):
  Segments                                  $   320.5   $   173.0   $   207.1
  Other income (expense)                         75.7        (9.7)      (15.2)
  General and administrative expenses           (32.1)      (99.7)     (108.3)
                                            ---------   ---------   ---------
                                            $   364.1   $    63.6   $    83.6
                                            =========   =========   =========

Revenues:
  Segments                                  $ 3,604.9   $ 3,366.5   $ 3,524.9
  Corporate and other                            75.7        (9.7)      (15.2)
                                            ---------   ---------   ---------
                                            $ 3,680.6   $ 3,356.8   $ 3,509.7
                                            =========   =========   =========

Assets:
  Segments                                  $22,643.6   $23,373.9
  Corporate and other                        (6,513.6)   (6,810.2)
                                            ---------   ---------
                                            $16,130.0   $16,563.7
                                            =========   =========

Depreciation and amortization:
  Segments                                  $   908.9   $   824.5   $   718.9
  Corporate and other                          (153.5)     (153.5)      (66.0)
                                            ---------   ---------   ---------
                                            $   755.4   $   671.0   $   652.9
                                            =========   =========   =========


                                   * * * * * *


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------


The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:

                                                                                                  December 31, 1998
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total
Balance (deficit) per statement of partners' equity                                  $ 8,393,781     $(131,238)    $ 8,262,543

Add:
  Selling commissions and other offering costs not deductible for income
  tax purposes                                                                         2,411,625                     2,411,625

  Prepaid rents included in income for income tax purposes                                 6,356            64           6,420

  Master lease income included in income for income tax purposes                         118,404         1,196         119,600

  Writedown of investment property not recognized for income tax purposes              5,202,450        52,550       5,255,000
                                                                                     -----------     ---------     -----------

          Total                                                                       16,132,616       (77,428)     16,055,188

Less:
  Excess depreciation and amortization deducted for income tax purposes                2,553,625        43,789       2,597,414

  Insurance premiums deducted for income tax purposes                                     12,120           122          12,242

  Rent concessions not recognized for income tax purposes                                120,306         1,215         121,521
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $13,446,565     $(122,554)    $13,324,011
                                                                                     ===========     =========     ===========


                                                                                                  December 31, 1997
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total

Balance (deficit) per statement of partners' equity                                  $ 8,411,559     $(130,672)    $ 8,280,887

Add:
  Selling commissions and other offering costs not deductible for income
  tax purposes                                                                         2,411,625                     2,411,625

  Prepaid rents included in income for income tax purposes                                70,438           711          71,149

  Master lease income included in income for income tax purposes                         118,404         1,196         119,600

  Writedown of investment property not recognized for income tax purposes              5,202,450        52,550       5,255,000
                                                                                     -----------     ---------     -----------

          Total                                                                       16,214,476       (76,215)     16,138,261

Less:
  Excess depreciation and amortization deducted for income tax purposes                2,337,626        41,606       2,379,232

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                                 46,319           468          46,787
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $13,830,531     $(118,289)    $13,712,242
                                                                                     ===========     =========     ===========

                                                                                                  December 31, 1996
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total

Balance (deficit) per statement of partners' equity                                  $ 8,600,764     $(128,497)    $ 8,472,267

Add:
  Selling commissions and other offering costs not deductible for income
  tax purposes                                                                         2,411,625                     2,411,625

  Prepaid rents included in income for income tax purposes                               (23,551)         (238)        (23,789)

  Master lease income included in income for income tax purposes                         118,404         1,196         119,600

  Writedown of investment property not recognized for income tax purposes              5,202,450        52,550       5,255,000
                                                                                     -----------     ---------     -----------

          Total                                                                       16,309,692       (74,989)     16,234,703

Less:
  Excess depreciation and amortization deducted for income tax purposes                2,160,116        39,814       2,199,930

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                                 58,833           594          59,427
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $14,090,743     $(115,397)    $13,975,346
                                                                                     ===========     =========     ===========

                                                                 -35-


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------

                              Column A                                     Column B                      Column C
                              --------                                     --------                      --------

                                                                                                Initial Cost to Partnership
                                                                                         ----------------------------------------
                                                                                                      Buildings and
                            Description                                  Encumbrances        Land      Improvements      Total
Leawood Fountain Plaza Office Complex (24% undivided interest),
  Leawood, Kansas                                                         $        -      $ 318,962    $ 1,991,417    $ 2,310,379
Tower Industrial Building, Mundelein, Illinois                                              193,744      1,042,076      1,235,820
NorthCreek Office Park, Cincinnati, Ohio                                                    338,850      4,639,617      4,978,467
Northeast Commerce Center, Cincinnati, Ohio                                                 199,361      2,784,317      2,983,678
Countryside Office Park, NorthCreek Office Park and Northeast
  Commerce Center                                                           6,995,876
                                                                           ----------     ---------    -----------    -----------

                                                                                   -      1,050,917     10,457,427     11,508,344
Countryside Office Park, Palatine, Illinois                                                 623,919      4,302,911      4,926,830
                                                                           ----------     ---------    -----------    -----------

          Total                                                            $6,995,876    $1,674,836    $14,760,338    $16,435,174
                                                                           ==========    ==========    ===========    ===========


                                                                           Column D                      Column E
                                                                           --------                      --------
                                                                                                   Gross Amount at Which
                                                                            Costs               Carried at Close of Period
                                                                         Capttalized     ----------------------------------------
                                                                         Subsequent to                 Buildings and
                                 Description                             Acquisition(1)     Land       Improvements       Total

Leawood Fountain Plaza Office Complex (24% undivided interest),
  Leawood, Kansas                                                          $ (625,612)   $  318,962    $ 1,365,805    $ 1,684,767
Tower Industrial Building, Mundelein, Illinois                                  2,841       193,744      1,044,917      1,238,661
NorthCreek Office Park, Cincinnati, Ohio                                    3,728,715     1,370,100      7,337,082      8,707,182
Northeast Commerce Center, Cincinnati, Ohio                                 1,623,141       736,051      3,870,768      4,606,819
Countryside Office Park, NorthCreek Office Park and Northeast
  Commerce Center
                                                                           ----------    ----------    -----------    -----------

                                                                            4,729,085     2,618,857     13,618,572     16,237,429
Countryside Office Park, Palatine, Illinois                                (1,033,777)    1,356,419      2,536,634      3,893,053(2)
                                                                           ----------    ----------    -----------    -----------

          Total                                                            $3,695,308    $3,975,276    $16,155,206    $20,130,482
                                                                           ==========    ==========    ===========    ===========

                                                                          Column F       Column G    Column H        Column I
                                                                          --------       --------    --------        --------
                                                                                                                   Life on Which
                                                                                                                 Depreciation in
                                                                         Accumulated     Date of       Date       Latest Income
                                                                         Depreciation  Construction  Acquired  Statement is Computed

Leawood Fountain Plaza Office Complex (24% undivided interest),
  Leawood, Kansas                                                        $   871,838     1982-1983     2/20/85       30 years
Tower Industrial Building, Mundelein, Illinois                               447,860        1974       3/20/86       30 years
NorthCreek Office Park, Cincinnati, Ohio                                   2,170,842     1984-1986    12/29/86       30 years
Northeast Commerce Center, Cincinnati, Ohio                                1,200,723        1985      12/29/86       30 years
                                                                         -----------
                                                                           4,691,263
Countryside Office Park, Palatine, Illinois                                1,066,462 (2)    1975      12/16/86       30 years
                                                                         -----------
                                                                           1,066,462


          Total                                                          $ 5,757,725
                                                                         ===========

(1) Amounts shown are net of assets written-off and the following  writedowns to reflect appraised values:

       Leawood Fountain Plaza Office Complex                                         $   754,000
       NorthCreek Office Park                                                            484,000
       Northeast Commerce Center                                                         761,000
       Northeast Commerce Center                                                       3,256,000

(2) Amount is shown net in the financial statements $2,826,591.
                                                                                                                        (Continued)

                                                                 -36-


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                    1998           1997            1996
(A) Reconciliation of amounts in Column E:

      Balance at beginning of period           $ 19,981,023    $ 19,569,732    $ 19,442,902

      Add - Cost of improvements                    289,092         551,260         225,189

      Less - Cost of disposals                     (139,633)       (139,969)        (98,359)
                                               ------------    ------------    ------------

      Balance at end of period                 $ 20,130,482    $ 19,981,023    $ 19,569,732
                                               ============    ============    ============

      Reconciliation of amounts in Column F:

(B)   Balance at beginning period              $  5,236,483    $  4,771,634    $  4,276,165

      Add -  Provision during period                660,875         604,818         593,828

      Less -  Depreciation on disposals            (139,633)       (139,969)        (98,359)
                                               ------------    ------------    ------------

      Balance at end of period                 $  5,757,725    $  5,236,483    $  4,771,634
                                               ============    ============    ============

(C) The aggregate cost of real estate
      owned for federal income tax purposes    $ 25,385,482    $ 25,236,023    $ 24,824,732
                                               ============    ============    ============

                                                 -37-